UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 27, 2013

MILLENNIAL MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-35478	20-5087192
(Commission File No.)	(IRS Employer Identification No.)

2400 Boston Street, Suite 201

Baltimore, MD 21224

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (410) 522-8705

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Compensation for Paul Palmieri

On November 27, 2013, the Compensation Committee of Millennial Media, Inc. (the “Company”) approved, effective as of the same date, an increase in compensation for Paul Palmieri, the Company’s President and Chief Executive Officer. Mr. Palmieri’s base salary was increased from $325,000 to $520,000 and his annual bonus target was increased from 75% of his base salary to 80% of his base salary.  Additionally, the Company’s Compensation Committee approved a grant to Mr. Palmieri of an option to purchase 900,000 shares of the Company’s common stock at an exercise price of $6.34 per share.  The option vests over four years, with twenty-five percent of the stock option vesting on November 27, 2014, and the remaining seventy-five percent of the stock option vesting in equal monthly installments over the remaining three years beginning on December 27, 2014, and ending on November 27, 2017, subject to Mr. Palmieri’s continuous employment through each vesting date, and subject to accelerated vesting in specified circumstances, including a change of control of the Company, the termination of Mr. Palmieri’s employment without cause, or Mr. Palmieri’s termination of his employment for good reason, as such terms are defined in his employment agreement.  The Compensation Committee also awarded a restricted stock unit grant to Mr. Palmieri for 160,000 shares of common stock.  The grant vests in equal quarterly installments over four years beginning on February 15, 2014, and ending on November 15, 2017, subject to Mr. Palmieri’s continuous service with the Company as of each vesting date, and subject to accelerated vesting in the same specified circumstances as Mr. Palmieri’s stock option grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2013	MILLENNIAL MEDIA, INC.

	By:	/s/ Michael B. Avon
Michael B. Avon
Executive Vice President and Chief Financial Officer